NEWS RELEASE
Contact:
Drew Prairie
AMD Communications
512-602-4425
drew.prairie@amd.com

Laura Graves
AMD Investor Relations
408-749-5467
laura.graves@amd.com

AMD Reports Second Quarter 2018 Financial Results
- Revenue increased 53 percent year-over-year; gross margin expanded to 37 percent -

SANTA CLARA, Calif. - July 25, 2018 - AMD (NASDAQ:AMD) today announced revenue for the second quarter of 2018 of $1.76 billion, operating income of $153 million, net income of $116 million and diluted earnings per share of $0.11. On a non-GAAP(1) basis, operating income was $186 million, net income was $156 million and diluted earnings per share was $0.14.

GAAP Financial Results

	Q2 2018	Q2 2017	Y/Y	Q1 2018	Q/Q
Revenue	$1.76B	$1.15B	Up 53%	$1.65B	Up 7%
Gross margin %	37%	34%	Up 3 pp	36%	Up 1 pp
Operating expense	$499M	$412M	Up $87M	$477M	Up $22M
Operating expense / revenue %	28%	36%	Down 8 pp	29%	Down 1 pp
Operating income (loss)	$153M	$(1M)	Up $154M	$120M	Up $33M
Net income (loss)	$116M	$(42M)	Up $158M	$81M	Up $35M
Earnings (loss) per share	$0.11	$(0.04)	Up $0.15	$0.08	Up $0.03

Non-GAAP(1) Financial Results

	Q2 2018	Q2 2017	Y/Y	Q1 2018	Q/Q
Revenue	$1.76B	$1.15B	Up 53%	$1.65B	Up 7%
Gross margin %	37%	34%	Up 3 pp	36%	Up 1 pp
Operating expense	$467M	$389M	Up $78M	$446M	Up $21M
Operating expense / revenue %	27%	34%	Down 7 pp	27%	Flat
Operating income	$186M	$23M	Up $163M	$152M	Up $34M
Net income (loss)	$156M	$(7M)	Up $163M	$121M	Up $35M
Earnings (loss) per share	$0.14	$(0.01)	Up $0.15	$0.11	Up $0.03

“We had an outstanding second quarter with strong revenue growth, margin expansion and our highest quarterly net income in seven years,” said Dr. Lisa Su, AMD president and CEO. “Most importantly, we believe our long-term technology bets position us very well for the future. We are confident that with the continued execution of our product roadmaps, we are on an excellent trajectory to drive market share gains and profitable growth.”

Q2 2018 Results

•
Revenue was $1.76 billion, up 53 percent year-over-year and 7 percent quarter-over-quarter. The year-over-year increase was driven by higher revenue in both the Computing and Graphics and Enterprise, Embedded and Semi-Custom business segments. The sequential increase was driven by higher revenue in the Enterprise, Embedded and Semi-Custom segment.

•
Gross margin grew to 37 percent, up 3 percentage points year-over-year, driven by the ramp of new products. On a sequential basis, gross margin was up 1 percentage point primarily driven by a richer mix of revenue in the Enterprise, Embedded and Semi-Custom segment.

•	On a GAAP basis, operating income was $153 million compared to an operating loss of $1 million a year ago and operating income of $120 million in the prior quarter.

•
Net income was $116 million compared to a net loss of $42 million a year ago and net income of $81 million in the prior quarter. Diluted earnings per share was $0.11, compared to a loss per share of $0.04 a year ago and diluted earnings per share of $0.08 in the prior quarter.

•	On a non-GAAP(1) basis, operating income was $186 million compared to operating income of $23 million a year ago and $152 million in the prior quarter.

•
Non-GAAP(1) net income was $156 million compared to a net loss of $7 million a year ago and net income of $121 million in the prior quarter. Non-GAAP diluted earnings per share was $0.14, compared to a loss per share of $0.01 a year ago and diluted earnings per share of $0.11 in the prior quarter.

•	Cash, cash equivalents and marketable securities were $983 million at the end of the quarter.

Quarterly Financial Segment Summary

•
Computing and Graphics segment revenue was $1.09 billion, up 64 percent year-over-year and down 3 percent quarter-over-quarter. Year-over-year revenue growth was driven by strong sales of Radeon™ products and continued growth of Ryzen™ products. The quarter-over-quarter decline was primarily related to lower revenue from GPU products in the blockchain market.

•	Client processor average selling price (ASP) was lower year-over-year and quarter-over-quarter primarily due to lower desktop processor ASP, partially offset by higher mobile processor ASP.

•	GPU ASP increased year-over-year driven by Radeon products for the channel and datacenter. GPU ASP increased quarter-over-quarter driven by GPU sales for datacenter.

•
Operating income was $117 million, compared to operating income of $7 million a year ago and operating income of $138 million in the prior quarter. The year-over-year operating income improvement was primarily driven by higher revenue. The quarter-over-quarter operating income decline was primarily due to lower revenue and higher operating expenses.

•	Enterprise, Embedded and Semi-Custom segment revenue was $670 million, up 37 percent year-over-year and 26 percent quarter-over-quarter primarily due to higher semi-custom and server revenue.

•
Operating income was $69 million, compared to operating income of $16 million a year ago and operating income of $14 million in the prior quarter. The year-over-year and quarter-over-quarter increases were primarily due to higher revenue.

•	All Other operating loss was $33 million compared with operating losses of $24 million a year ago and $32 million in the prior quarter.

Q2 2018 Highlights

•	At Computex 2018, AMD showcased the next-generation of leadership CPU and GPU products including the first public demonstrations of:

◦	The 12nm “Zen+”-based 2nd Generation Ryzen ThreadripperTM CPU, featuring an industry-leading 32-cores and 64-threads of HEDT computing power, scheduled to launch in Q3 2018.

◦	The 7nm Radeon “Vega” architecture-based GPU for servers and workstations that is planned to launch later in 2018.

•	One year after its market debut, AMD EPYC™ datacenter processor sales continue to accelerate, with new platform deployments and commitments from industry leaders:

◦	HPE launched two new AMD EPYC platforms, including the ProLiant DL325 Gen10 server delivering two-socket performance in a one-socket server.

◦
Cisco launched the first ever AMD-based UCS server, with EPYC processors powering Cisco’s highest density offering with 128% more cores, 50% more servers and 20% more storage per rack compared to their existing rack offerings.

◦	Tencent Cloud now offers an EPYC processor-based SA1 Cloud instance, delivering exceptional performance at a lower total cost of ownership compared to other solutions.

◦	The National Institute for Nuclear Physics in Italy selected the AMD EPYC 7351 processor to power its high-performance computing cluster.

•	AMD announced unprecedented adoption of its AMD Ryzen PRO processors with Radeon Vega graphics, with new commercial notebooks and desktops now available from Dell, HP and Lenovo.

•	AMD continued to expand its offerings for gamers:

◦	AMD announced that Radeon FreeSync™ technology is now supported across Samsung’s QLED TV family, bringing the ultimate 4K gaming experience to large-screen TVs.

◦	PowerColor unveiled the Radeon RX Vega56 Nano Edition graphics card, enabling enthusiast 4K gaming in small form factor PCs.

◦
At E3, AMD announced an expanded partnership with Ubisoft to leverage DirectX12 technology to optimize their next-generation games for Radeon GPU users, including the highly anticipated "Tom Clancy’s Division 2" title.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the third quarter of 2018, AMD expects revenue to be approximately $1.7 billion, plus or minus $50 million, an increase of approximately 7 percent year-over-year, and non-GAAP gross margin to increase to approximately 38 percent, driven by the sales growth of Ryzen and EPYC products, partially offset by lower sales of GPU products in the blockchain market.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:30 p.m. PT (5:30 p.m. ET) today to discuss its second quarter 2018 financial results and forward looking financial guidance. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call. A slide presentation of quarterly financial results can be found at ir.amd.com.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)	Three Months Ended
	June 30, 2018	March 31, 2018	July 1, 2017
GAAP gross margin	$652	$597	$386
GAAP gross margin %	37%	36%	34%
Stock-based compensation	1	1	1
Non-GAAP gross margin	$653	$598	$387
Non-GAAP gross margin %	37%	36%	34%

GAAP operating expenses	$499	$477	$412
Stock-based compensation	32	31	23
Non-GAAP operating expenses	$467	$446	$389

GAAP operating income (loss)	$153	$120	$(1)
Stock-based compensation	33	32	24
Non-GAAP operating income	$186	$152	$23

	Three Months Ended
	June 30, 2018		March 31, 2018		July 1, 2017
GAAP net income (loss) / earnings (loss) per share	$116	$0.11	$81	$0.08	$(42)	$(0.04)
Loss on debt redemption	—	—	1	—	3	—
Non-cash interest expense related to convertible debt	6	—	6	—	5	0.01
Stock-based compensation	33	0.03	32	0.03	24	0.02
Equity loss in investee	1	—	1	—	3	—
Non-GAAP net income (loss) / earnings (loss) per share	$156	$0.14	$121	$0.11	$(7)	$(0.01)

The three months ended June 30, 2018 GAAP diluted EPS is calculated based on 1,147 million shares, which include 100.6 million shares related to the Company’s 2026 Convertible Notes and an $11 million interest expense add-back to net income under the "if converted" method.

The three months ended June 30 and March 31, 2018 non-GAAP diluted EPS are calculated based on 1,147 million and 1,140 million shares, respectively, which include 100.6 million shares related to the Company’s 2026 Convertible Notes and a $5 million cash interest expense add-back to net income under the "if converted" method for both periods.

About AMD
For more than 45 years, AMD has driven innovation in high-performance computing, graphics and visualization technologies - the building blocks for gaming, immersive platforms and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as AMD’s expected positioning in the future; AMD’s ability to execute its product roadmaps and the resulting impact on market share and profitable growth; AMD’s financial outlook for the third quarter of 2018, including revenue, non-GAAP gross margin and expected drivers; the features, functionality, availability, timing and expected benefits of AMD’s products and technologies including the expected launch of 2nd Generation Ryzen ThreadripperTM CPU and 7nm Radeon “Vega” architecture-based GPU products; and the continued acceleration of AMD EPYC datacenter processor sales, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices; the ability of GLOBALFOUNDRIES Inc. to satisfy AMD’s manufacturing requirements; the ability of third party manufacturers to manufacture AMD products on a timely basis in sufficient quantities and using competitive technologies; the ability of third party manufacturers to achieve expected manufacturing yields; AMD’s ability to introduce products on a timely basis with features and performance levels that provide value to its customers; AMD’s ability to generate sufficient revenue and operating cash flow or obtain external financing; the loss of a significant customer; AMD’s ability to generate revenue from its semi-custom SoC products; actual or perceived security vulnerabilities of AMD’s products; potential data breaches and cyber-attacks; global economic uncertainty; AMD’s ability to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD’s large amount of indebtedness; restrictions imposed by agreements governing AMD’s debt and its secured revolving line of credit; the competitive nature of the markets in which AMD’s products are sold; the dilutive effect on shareholders if West Coast Hitech L.P. exercises its warrants to purchase AMD’s common stock, and the conversion of AMD’s 2.125% Convertible Senior Notes due 2026; uncertainties involving the ordering and shipment of AMD’s products; fluctuations in demand or a market decline for AMD’s products; AMD’s reliance on third-party intellectual property to design and introduce new products in a timely manner; AMD’s reliance on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components; AMD’s reliance on Microsoft Corporation’s support and other software vendors; AMD’s reliance on third-party distributors and AIB partners; AMD’s ability to continue to attract and retain qualified personnel; AMD’s ability to repurchase its debt in the event of a change of control; the highly cyclical nature of the semiconductor industry; future acquisitions, divestitures and/or joint ventures that may disrupt AMD’s business; modification or interruption of internal business processes and information systems; quarterly and seasonal sales patterns that may affect AMD’s business; availability of essential equipment, materials or manufacturing processes to manufacture AMD’s products; compatibility of AMD’s products with industry-standard software and hardware; costs related to defective products; the efficiency of AMD’s supply chain; AMD’s ability to rely on third parties’ certain supply-chain logistics functions, product distribution, transportation management and information technology support services; future impairments of goodwill; stock price volatility; political, legal and economic risks and natural disasters; worldwide political conditions; unfavorable currency exchange rate fluctuations; AMD’s ability to effectively control the sales of its products on the gray market; AMD’s ability to protect its technology or intellectual property; current and future litigation; potential tax liabilities; and environmental laws and conflict minerals-related provisions. Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the year ending March 31, 2018.

1.
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating expense, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release.

AMD, the AMD Arrow logo, EPYC, Radeon, Radeon Instinct, Ryzen, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net revenue	$1,756	$1,647	$1,151	$3,403	$2,329
Cost of sales	1,104	1,050	765	2,154	1,565
Gross margin	652	597	386	1,249	764
Gross margin %	37%	36%	34%	37%	33%
Research and development	357	343	285	700	556
Marketing, general and administrative	142	134	127	276	250
Licensing gain	—	—	(25)	—	(52)
Operating income (loss)	153	120	(1)	273	10
Interest expense	(31)	(31)	(32)	(62)	(64)
Other income (expense), net	1	1	(3)	2	(8)
Income (loss) before equity loss and income taxes	123	90	(36)	213	(62)
Provision for income taxes	6	8	3	14	8
Equity loss in investee	(1)	(1)	(3)	(2)	(5)
Net Income (loss)	$116	$81	$(42)	$197	$(75)
Earnings (loss) per share
Basic	$0.12	$0.08	$(0.04)	$0.20	$(0.08)
Diluted	$0.11	$0.08	$(0.04)	$0.19	$(0.08)
Shares used in per share calculation
Basic	972	968	945	970	942
Diluted	1,147	1,039	945	1,043	942
For the three months ended June 30, 2018, diluted EPS includes the impact of the 2026 Convertible Notes as their inclusion is dilutive under the “if-converted” method. Accordingly, $11 million of interest expense is added back to net income and diluted shares includes 100.6 million shares.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	June 30, 2018	December 30, 2017
Assets
Current assets:
Cash and cash equivalents	$948	$1,185
Marketable securities	35	—
Accounts receivable, net	1,118	454
Inventories, net	750	694
Prepayment and other receivables - related parties	25	33
Prepaid expenses	68	77
Other current assets	155	191
Total current assets	3,099	2,634
Property and equipment, net	295	261
Goodwill	289	289
Investment: equity method	57	58
Other assets	363	310
Total Assets	$4,103	$3,552
Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$223	$70
Accounts payable	520	384
Payables to related parties	475	412
Accrued liabilities	577	555
Other current liabilities	73	92
Total current liabilities	1,868	1,513
Long-term debt, net	1,170	1,325
Other long-term liabilities	186	118
Stockholders' equity:
Capital stock:
Common stock, par value	10	9
Additional paid-in capital	8,564	8,464
Treasury stock, at cost	(109)	(108)
Accumulated deficit	(7,576)	(7,775)
Accumulated other comprehensive income (loss)	(10)	6
Total Stockholders' equity	$879	$596
Total Liabilities and Stockholders' Equity	$4,103	$3,552

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions)

	Three Months Ended	Six Months Ended
	June 30, 2018	June 30, 2018
Net cash provided by (used in)
Operating activities	$(45)	$(131)
Investing activities	$(78)	$(124)
Financing activities	$28	$20

SELECTED CORPORATE DATA
(Millions)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Segment and Category Information
Computing and Graphics (1)
Net revenue	$1,086	$1,115	$661	$2,201	$1,234
Operating income (loss)	$117	$138	$7	$255	$(14)
Enterprise, Embedded and Semi-Custom (2)
Net revenue	$670	$532	$490	$1,202	$1,095
Operating income	$69	$14	$16	$83	$71
All Other (3)
Net revenue	$—	$—	$—	$—	$—
Operating loss	$(33)	$(32)	$(24)	$(65)	$(47)
Total
Net revenue	$1,756	$1,647	$1,151	$3,403	$2,329
Operating income (loss)	$153	$120	$(1)	$273	$10

Other Data
Capital expenditures	$43	$46	$12	$89	$35
Adjusted EBITDA (4)	$228	$196	$58	$424	$126
Cash, cash equivalents and marketable securities	$983	$1,045	$844	$983	$844
Free cash flow (5)	$(88)	$(132)	$(94)	$(220)	$(416)
Total assets	$4,103	$3,763	$3,395	$4,103	$3,395
Total debt	$1,393	$1,388	$1,417	$1,393	$1,417

(1)
The Computing and Graphics segment primarily includes desktop and notebook processors and chipsets, discrete and integrated graphics processing units (GPUs) and professional GPUs. The Company also licenses portions of its intellectual property portfolio.

(2)
The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip (SoC) products, development services and technology for game consoles. The Company also licenses portions of its intellectual property portfolio.

(3)	All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense.

(4)	Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA*

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	July 1, 2017	June 30, 2018	July 1, 2017
GAAP operating income (loss)	$153	$120	$(1)	$273	$10
Stock-based compensation	33	32	24	65	47
Depreciation and amortization	42	44	35	86	69
Adjusted EBITDA	$228	$196	$58	$424	$126

(5)	Free cash flow reconciliation**

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	July 1, 2017	June 30, 2018	July 1, 2017
GAAP net cash used in operating activities	$(45)	$(86)	$(82)	$(131)	$(381)
Purchases of property and equipment	(43)	(46)	(12)	(89)	(35)
Free cash flow	$(88)	$(132)	$(94)	$(220)	$(416)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for stock-based compensation and depreciation and amortization expense. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest income and expense and income taxes that can affect cash flows.

**
The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.

The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.